Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

EDDIE BAUER HOLDINGS, INC.

Eddie Bauer Holdings, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. The name of the Company as it appears in the records of the Delaware Secretary of State is Eddie Bauer Holdings, Inc.

2. Article I of the Certificate of Incorporation of the Company is amended to read in its entirety as follows:

“The name of the corporation is EBHI Holdings, Inc. (the “Corporation”).”

3. The foregoing amendment was directed by an order of the United States Bankruptcy Court for the District of Delaware and was adopted in accordance with Section 303 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed as of the 3rd day of August, 2009.

Eddie Bauer Holdings, Inc.

/s/ Marvin E. Toland
By:	Marvin E. Toland
Title:	Chief Financial Officer